Exhibit 5




          March 13, 1996

   Water-Jel Technologies, Inc.
   243 Veterans Boulevard
   Carlstadt, New Jersey  07072

   Gentlemen:

     We have acted as counsel to Water-Jel Technologies, Inc., a New York corporation, (the "Company") in connection with the registration by the Company of 500,000 shares of its Common Stock, $.08 par value, which are issuable under the Company's 1995 Stock Option Plan (the "Shares"), and which are the subject of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"). As counsel to the Company we have examined and relied upon the original or copies, certified of otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary in order to render the following opinion.

     Based upon the foregoing, we are of the opinion that the Shares to be issued by the Company are duly authorized and, when issued and paid for in accordance with their terms as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We are aware that we are referred to under the caption "Legal Matters" in the Prospectus included in the Registration Statement and we hereby consent to such reference to us and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, however, we do not hereby imply or admit that we are within the category of persons whose consent is required under
   Section 7 of the Act or under the General Rules and Regulations of the Securities and Exchange Commission adopted thereunder.


                                        Very truly yours,


                                        /s/ Oscar D. Folger
                                        ---------------------------
                                        Oscar D. Folger